CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements  on Form S-8 (No. 333-197357; 333-127501;333-159808), of BBX Capital Corporation of our report dated March 16, 2015, except with respect to our opinion on the effectiveness of internal control over financial reporting and the matter described in Management’s Report on Internal Control over Financial Reporting, as to which the date is November 11, 2015,   relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
November 11, 2015